I-trax Contact:	PR Contact:
Janice MacKenzie	Karen Higgins
I-trax, Inc.	Sagefrog Marketing
(610) 459-2405 x109	(610) 831-5723
jlmackenzie@i-trax.com	karenh@sagefrog.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES FIRST QUARTER RESULTS
Adopts New Accounting Rule for Expensing Stock Options

CHADDS FORD, PA, May 4, 2006 -- I-trax, Inc. (Amex: DMX), a leading provider of integrated health and productivity management, today reported financial results for the first quarter ended March 31, 2006.

First Quarter Results

For the quarter ended March 31, 2006, I-trax reported a net loss of $(29,000) compared to a net loss of $(0.4) million in last year’s first quarter. Results for the first quarter of fiscal 2006 included $0.3 million of stock option expense as a result of the initial adoption of Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” (“SFAS 123R”), which required I-trax to recognize as expense the fair value of the vesting portion of options outstanding during the period. First quarter net loss applicable to common stockholders was $(0.4) million, or $(0.01) per diluted share, compared to a net loss applicable to common stockholders of $(0.9) million, or $(0.04) per diluted share, reported in last year’s first quarter. Excluding SFAS 123R expense of approximately $0.01 per diluted share, the Company’s net income applicable to common stockholders was $0.00 per diluted share.

In the first quarter of 2006:

•	Total net revenue was $30.5 million, an increase of 11.1% from the year-ago quarter.

•	Operating profit increased to $0.2 million compared to an operating loss of $(0.2) million in the year-ago quarter.

•	Operating expenses as a percent of revenue were 76.8% compared to 77.0% for the year-ago period and the annual average of 76.3% for 2005.

•
General and administrative expenses as a percent of revenue decreased to 19.6% from 20.0% in the year-ago quarter; general and administrative expense in the current quarter included stock compensation expense of approximately $0.3 million, or 0.9% of revenue.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $1.1 million compared to $0.8 million for the year-ago quarter.

•
The conversion of 282,786 shares of preferred stock, including $1,068,000 of accrued dividends, into 3,229,761 shares of common stock, reduced the preferred stock dividend by $0.2 million, to $0.3 million, from the year-ago quarter.

Total net revenue for the quarter increased $3.1 million over the year-ago quarter. Comparable site sales for the first quarter increased 8% compared with last year. During the quarter, the Company opened three new corporate health centers and two new occupational health centers and closed one occupational health center, bringing total facilities in operation on March 31, 2006 to 197.

The Company reported net loss applicable to common stockholders for the first quarter of 2006 of $(0.4) million, or $(0.01) per diluted share, compared to net loss applicable to common stockholders of $(0.9) million, or $(0.04) per diluted share, for the first quarter of 2005.

Operating profit for the first quarter of 2006 was $0.2 million compared to an operating loss of $(0.2) million in the first quarter of 2005. Without the effect of stock compensation expense of approximately $0.3 million that is included in general and administrative expenses, operating income would have been $0.5 million and EBITDA would have been $1.4 million for the first quarter of 2006. The growth of operating income between the first quarter of last year and the first quarter of this year primarily reflects growth in same site sales and the net addition of 16 new facilities subsequent to the first quarter of 2005, coupled with improvements in operating margins.

Commenting on the first quarter, Frank A. Martin, chairman, stated, “During the first quarter, we added five new sites through expansion of our services to existing clients. We see this as confirmation that our customers strongly value the high level of service quality we provide and our ability to deliver these services in a cost-effective manner. Though our first quarter results were adversely impacted by SFAS 123R and the resulting $0.3 million of stock compensation expense, we were still able to increase operating profit by almost $0.5 million in comparison to the first quarter of 2005. We continue to manage our general and administrative expenses carefully as indicated by the reduction of general and administrative expenses as a percent of revenue compared to last year’s first quarter, notwithstanding the effect of SFAS 123R. We are encouraged by the increasing interest we have seen during this quarter for our services and continue to invest strategically in products and technology that will enable us to deliver superior integrated workplace health and productivity management solutions as efficiently and effectively as possible.”

Cash Flow and Balance Sheet

Cash provided by operations during the first quarter was $1.2 million. Cash and cash equivalents increased during the quarter by $1.6 million, reflecting cash from operations of $1.2 million and cash from financing activities of $0.8 million (primarily use of the Company’s credit facility), net of cash used for investment activities of $0.4 million. Investments were mainly for property, plant and equipment, as well as enhancements of systems related to improved operational efficiency and new product development. On March 31, 2006, I-trax had cash of $6.9 million and debt of $9.1 million, compared with $5.4 million and $8.6 million, respectively, at the end of 2005.

Conference Call

I-trax will host a conference call at 4:30 p.m. EDT today. During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Dr. Raymond J. Fabius, president and chief medical officer, and David R. Bock, chief financial officer, will discuss the Company’s financial and operating results. The telephone number for the conference call is (877) 641-0091. Investors may also listen to the conference call on I-trax’s web site www.i-trax.com by selecting the conference link on the Investor Information page.

Investors may access an encore recording of the conference call for one week by calling (888) 284-7564. The encore recording will be available approximately two hours after the conference call concludes. Investors may also access a recording of this call on I-trax’s web site available 90 days after the call.

Non-GAAP Financial Measures

The Company makes use of EBITDA (earnings before interest, taxes, depreciation and amortization), which is not a recognized term under generally accepted accounting principles, or “GAAP,” and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities, which are GAAP measures. The Company believes EBITDA is a useful performance indicator for measuring the growth of the company’s core operations. The Company reconciles EBITDA to net income/(loss) at the end of this release. In this press release, the Company also makes use of certain financial measures that exclude the stock option expense resulting from the Company’s adoption of SFAS 123R in the first quarter of 2006 so that such measures may be compared with the information presented on the face of the Company’s prior statements of operations.

About I-trax

I-trax is the leading provider of integrated workplace health and productivity management solutions. Serving nearly 100 clients at over 197 locations nationwide, I-trax offers a broad spectrum of on-site, disease management and wellness services including primary care, pharmacy, occupational and corporate health. I-trax provides a comprehensive solution utilizing telephonic and e-health tools to enhance the trusted relationship established by our clinicians at the worksite. I-trax is focused on making the workplace safe, helping companies achieve employer of choice status, reducing costs while improving the quality of care received and the productivity of the workforce. For more information, visit www.i-trax.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially from those expressed in such statements. The important factors include, but are not limited to: demand for the Company’s products and services and the Company’s ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the Company’s ability to renew and maintain contracts with existing customers under existing terms. I-trax undertakes no obligation to update or revise any forward-looking statement. These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Balance sheet, quarterly income statements and reconciliations of non-GAAP financial measures.

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$6,944	$5,386
Accounts receivable, net	16,693	15,490
Other current assets	1,464	1,899
Total current assets	25,101	22,775

Property, plant and equipment, net	4,007	4,042
Intangible assets, net	71,634	72,125
Other assets	41	41

Total assets	$100,783	$98,983

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$9,543	$8,069
Other accruals and liabilities	16,380	17,773
Total current liabilities	25,923	25,842

Other long term liabilities	11,543	10,978
Total liabilities	37,466	36,820

Stockholders' equity
Preferred stock $0.001 par value, 2,000,000 shares authorized, 570,253 and 853,039 issued and outstanding, respectively	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 36,268,386 and 32,818,955 shares issued and outstanding, respectively	35	32
Paid in capital	136,044	134,864
Retained earnings	(72,763)	(72,734)
Total stockholders' equity	63,317	62,163

Total liabilities and stockholders' equity	$100,783	$98,983

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three months ended March 31
	2006	2005

Net revenue	$30,525	$27,465

Costs and expenses:
Operating expenses	23,443	21,151
General and administrative expenses	5,992	5,503
Depreciation and amortization	859	1,052
Total costs and expenses	30,294	27,706

Operating profit/(loss)	231	(241)

Interest	114	127
Amortization of financing costs	56	45
Other	-	-
Income/(loss) before provision for income taxes	61	(413)

Provision for income taxes	90	7

Net loss	(29)	(420)

Less preferred stock dividend	(337)	(525)

Net loss attributable to common stockholders	(366)	(945)

Weighted average shares
Basic and Diluted	34,788,257	26,319,748

Loss per common share
Basic and Diluted	$(0.01)	$(0.04)

Reconciliation of net loss to non-GAAP financial measures

Net loss	$(29)	$(420)
Add: Depreciation and amortization	915	1,097
Add: (Benefit from)/provision for income taxes	90	7
Add: Interest	114	127
EBITDA	$1,090	$811
Add: SFAS 123R stock compensation	285	$-
EBITDA excluding SFAS 123R stock compensation	$1,375	$811